UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
May 6, 2011
Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27999 (Commission File No.)	94-3038428 (I.R.S. Employer Identification No.)
1389 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 548-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.
     On May 6, 2011, Finisar Corporation (“Finisar”) completed its previously-announced voluntary public offer to acquire the outstanding shares of Ignis ASA, a Norwegian corporation whose shares are listed on the Oslo Stock Exchange (“Ignis”), for a cash price of NOK 8 per share. Settlement with the tendering shareholders will be made within 14 days after May 6, 2011. Upon settlement, Finisar will own approximately 81.0% of the outstanding shares of Ignis. The aggregate purchase price for the Ignis shares that Finisar will own upon settlement, when added to the purchase price paid by Finisar for the Ignis shares it owned prior to the commencement of the offer, is expected to be approximately $88 million, based on current exchange rates. See the press release attached hereto as Exhibit 99.1, which is incorporated herein by reference, for additional information concerning the completion of the offer, as well as the unconditional mandatory offer that Finisar intends to make, in accordance with Norwegian law, to acquire all remaining Ignis shares at the same cash price as in its completed voluntary offer.
     The principal terms of the acquisition were described in the Form 8-K Reports filed by Finisar on March 22, 2011 and March 28, 2011. The Transaction Agreement between Finisar and Ignis pertaining to the offer process and forms of related agreements between Finisar and certain Ignis shareholders were attached as Exhibits 2.1, 10.1 and 10.2 to the Form 8-K Report filed on March 28, 2011. The description of the terms of the acquisition is qualified by reference to the agreements attached as Exhibits 2.1, 10.1 and 10.2 to the Form 8-K Report filed on March 28, 2011.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits:

Exhibit	Description
99.1	Press release dated May 9, 2011 announcing the completion of the voluntary cash offer by Finisar Corporation to acquire Ignis shares and plans to commence mandatory cash offer

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 12, 2011

Finisar Corporation
By:	/s/ Kurt Adzema
Kurt Adzema
Executive Vice President, Finance and Chief Financial Officer

2